Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Tucson Electric Power Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(2)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	1	Debt	5.20% Senior Notes due 2034	Rule 457(r)	$400,000,000	99.844%	$399,376,000	0.00014760	$58,947.90

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

		Total Offering Amount					$399,376,000		$58,947.90

		Total Fees Previously Paid							$0.00

		Total Fee Offsets							$0.00

		Net Fee Due							$58,947.90

Offering Note

1	This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Tables” in the registrant’s Registration Statement on Form S-3 (File No. 333-264708), which was filed on May 5, 2022 (the “Registration Statement”). The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fee with respect to the Registration Statement.